LORD ABBETT SECURITIES TRUST

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST



	The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a
Delaware statutory trust (the "Trust") organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, three new classes of shares for seven of the Trust's nine series, including: Lord Abbett
Alpha Strategy Fund, Lord Abbett Fundamental
Equity Fund, Lord Abbett Growth Leaders Fund,
Lord Abbett International Core Equity Fund, Lord
Abbett International Dividend Income Fund, Lord
Abbett International Opportunities Fund, and Lord
Abbett Value Opportunities Fund; such new classes to be designated Class R4, Class R5, and Class R6.
Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

	This instrument shall constitute an
amendment to the Declaration.

	IN WITNESS WHEREOF, the undersigned
have executed this instrument this 6th day of November, 2014.



/s/Daria L. Foster
Daria L. Foster

Julie A. Hill
/s/Julie A. Hill


/s/E. Thayer Bigelow
E. Thayer Bigelow

Franklin W. Hobbs
/s/Franklin W. Hobbs



/s/Robert B. Calhoun, Jr.
Robert B. Calhoun, Jr.

James M. McTaggart
/s/James M. McTaggart


/s/Eric C. Fast
Eric C. Fast

James L.L. Tullis
/s/James L.L. Tullis


/s/Evelyn E. Guernsey
Evelyn E. Guernsey


	Exhibit 77Q1(d)